For Immediate Release

Contact: Tate Fite 7.495.737.5177 Chief Financial Officer tate.fite@moscowcablecom.com	Or: Andrew M. O’Shea 860.298.0444 Secretary aoshea@moscowcablecom.com

Moscow CableCom Corp. to Restate Financial Results

to Correct Errors in Accounting for Deferred Taxes

New York, NY – September 8, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) announced today that on September 1, 2006, the Audit Committee of the Company’s Board of Directors, based upon recommendations of the Company’s management, concluded that the Company’s previously issued financial statements for the second and third quarters of 2005, the year ended December 31, 2005, and the first quarter of 2006 (“Restatement Periods”) should no longer be relied upon, because of errors in the Company’s accounting for deferred income taxes, and that the financial statements for the Restatement Periods need to be restated.

During the Restatement Periods, the Company had recorded a full valuation allowance for deferred tax assets relating to net operating losses from operations in Moscow, Russia, based on the assumption that these deferred tax assets would not be realized as a result of continuing losses from such operations. As a result of an inadvertent error, the establishment of this valuation allowance did not consider the Company’s ability to realize certain portions of these deferred tax assets against deferred tax liabilities as a result, in part, of changes in Russian tax law enacted in the second quarter of 2005.  These deferred tax liabilities result from temporary differences primarily relating to intangible assets and fixed assets.

As a result of the accounting for deferred income taxes, the financial statements overstated the net loss for the year ended December 31, 2005 by $1,261,000, which is comprised of an overstatement of the net loss for the second quarter of 2005 of $1,192,000, an understatement of the net loss for the third quarter of 2005 of $56,000 and an overstatement of the net loss for the fourth quarter of 2005 of $125,000.  In addition, due to the accounting for deferred income taxes described above, the net loss for the three months ended March 31, 2006 was understated by $146,000. Accordingly, the cumulative effect of these accounting adjustments will be to increase our previously reported stockholders’ equity as of March 31, 2006 by $1,099,000.  A component of the adjustment to the deferred tax accounting has been identified as being attributable to the allocation of the purchase price of ComCor-TV with respect to temporary differences that resulted in deferred tax assets and liabilities as of the February 2004 acquisition date. Accordingly, in restating deferred tax balances, the Consolidated Balance Sheet will reflect a decrease in the deferred tax valuation allowance and goodwill associated with this acquisition of $706,000 effective with the second quarter of 2005.   The Company also plans to revise its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 to indicate that its disclosure controls and procedures were not effective during those periods, as a result of the material weaknesses described in the Company’s Form 10-K for the year ended December 31, 2005 and in its Form 10-Q for the period ended March 31, 2006.

Andrew Intrater, Chairman of MOCC, commented, “While we are disappointed in having to restate financial results for these periods, our restated financial reports will actually result in a cumulative increase of nearly $1,100,000 to stockholders’ equity through March 31, 2006. The building of our accounting infrastructure from that of a start-up sized business has not kept pace with our rapid, successful growth in the marketplace. We are taking appropriate measures to bring our accounting and finance functions up to the appropriate size and skill level.”

The Company expects to file amended Forms 10-K and 10-Q for the Restatement Periods after completing a full analysis of the financial effects of the restatements and a review of this analysis by its independent auditors.

The Audit Committee and the Company’s Chief Financial Officer have discussed these matters with PricewaterhouseCoopers Audit, the Company’s independent auditors.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed data network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit:  www.moscowcablecom.com and www.akado.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.